Exhibit 3.8

CERTIFICATE OF
SECOND AMENDED AND RESTATED ARTICLES OF ORGANIZATION
OF
KEVYN, LLC

Pursuant to Nevada Revised Statutes Sections 86.221 and 86.226, the undersigned does hereby declare and certify that:
1.The name of the limited liability company is Kevyn, LLC.
2.The Company is managed by its sole member.
3.The articles of organization of the limited liability company are hereby amended and restated in their entirety as follows:
SECOND AMENDED AND RESTATED ARTICLES OF ORGANIZATION
OF
KEVYN, LLC
ARTICLE I
NAME
The name of the company is Kevyn, LLC (the “Company”).
ARTICLE II
REGISTERED OFFICE AND REGISTERED AGENT
The Company may, from time to time, in the manner provided by law, change the registered agent and the registered office of the Company within the State of Nevada. The Company may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.
ARTICLE III
MANAGEMENT
The management of the Company shall be vested in its member(s) in the manner prescribed by the Company’s operating agreement, and if at any time the Company has no operating agreement, in the manner prescribed by Nevada Revised Statutes (“NRS”) 86.291. The Company shall not have a manager (as defined in NRS 86.071).
ARTICLE IV
INDEMNIFICATION AND PAYMENT OF EXPENSES
In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the Company in these articles of organization, the Company’s operating agreement or any other agreement, the expenses of any member incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding arising by reason of the fact that

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such member is or was a member of the Company, must be paid by the Company, or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company as permitted by the laws of the State of Nevada, as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an unsecured undertaking by or on behalf of such member to repay the amount if it is ultimately determined by a court of competent jurisdiction that such member is not entitled to be indemnified by the Company. Any repeal or modification of this Article IV approved by the member(s) of the Company shall be prospective only. In the event of any conflict between this Article IV and any other article of the Company’s articles of organization, the terms and provisions of this Article IV shall control.
ARTICLE V
SPECIAL PROVISION REGARDING DISTRIBUTIONS
Notwithstanding anything to the contrary in these articles of organization or any operating agreement of the Company, the Company is hereby specifically permitted to make any distribution that otherwise would be prohibited by NRS 86.343(1)(b).
*        *        *        *
IN WITNESS WHEREOF, the undersigned sole member of the Company has executed these Second Amended and Restated Articles of Organization of Kevyn, LLC as of November 17, 2014.

WYNN LAS VEGAS, LLC
a Nevada limited liability company

By: WYNN RESORTS HOLDINGS, LLC,
    a Nevada limited liability company,
its sole member

By:        /s/ Kim Sinatra
Name: Kim Sinatra
Title:    Senior Vice President, General Counsel and Secretary

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